Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

TECON WATER HOLDINGS, L.P.

AND

SOUTHWEST WATER COMPANY

Dated as of April 30, 2004

Note: certain material has been omitted from this document pursuant to a request for confidential treatment in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended, filed with the Securities and Exchange Commission (“the “Commission”) on July 28, 2004.  Such material is denoted by the insertion of “***” in place of the omitted text.  An unredacted version of this document is filed with the Commission.

FINAL (TEXAS)

EXHIBITS

Exhibit A	-	The Company
Exhibit B	-	Form of Transition Services Agreement
Exhibit C	-	Environmental Laws
Exhibit D	-	Form of Guaranty

SCHEDULES

Schedule 1.1 - Purchase of Shares
Schedule 1.5 - Purchase Price Allocation
Schedule 1.6(e) - Example of Closing Net Worth
Schedule 2.1(a) - Qualification
Schedule 2.1(b) - Subsidiaries
Schedule 2.2(a) - Capitalization
Schedule 2.5 - No Violation
Schedule 2.6(i) - Consents and Approvals
Schedule 2.6(ii) - Required Regulatory Approvals
Schedule 2.7 - Audited Financial Statements
Schedule 2.9 - Absence of Changes
Schedule 2.11 - Compliance with Applicable Laws
Schedule 2.12 - Tax Matters
Schedule 2.16 - Employment Matters
Schedule 2.17 - Patents, Trademarks and Copyrights
Schedule 2.18 - Environmental Compliance
Schedule 2.20 - Titled Properties and Encumbrances
Schedule 2.21 - Insurance
Schedule 2.22 - Condemnation
Schedule 2.23 - Permits and Licenses
Schedule 2.24 - Tariffs
Schedule 2.25 - Agreements, Contracts and Commitments
Schedule 2.27 - Material Assets
Schedule 4.2 - Interim Transactions

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 30, 2004 (the “Effective Date”), by and between TECON WATER HOLDINGS, L.P., a Texas limited partnership (“Seller”) and SOUTHWEST WATER COMPANY, a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of all of the issued and outstanding shares of common stock (the “Common Stock”) of the corporations set forth on Exhibit A (the “Company”), and such Common Stock constitutes all of the issued and outstanding capital stock (of all classes) of the Company;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all such shares of Common Stock (the “Shares”) upon the terms and conditions set forth herein;

WHEREAS, Seller is making certain representations, warranties, covenants and indemnities herein as an inducement to Purchaser to enter into this Agreement, and Purchaser is making certain representations, warranties, covenants and indemnities herein as an inducement to Seller to enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 11.15.

NOW, THEREFORE, in consideration of the recitals and the respective representations, warranties, covenants and indemnities contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SALE OF SHARES; CLOSING

SECTION 1.1         Purchase of Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Shares set forth opposite the name of Seller on Schedule 1.1.

SECTION 1.2         Share Purchase Price.  The purchase price for the Shares shall be Forty Seven Million Three Hundred Fifty Seven Thousand Three Hundred and Thirty Dollars ($47,357,330.00) USD (the “Purchase Price”). The Purchase Price does not include any outstanding indebtedness of the Company or its Subsidiaries existing as of the Closing Date, including the outstanding indebtedness under that certain Master Loan Agreement between Tecon Water Company, L.P. and CoBank, ACB dated May 1, 2002, as amended by that certain

Amendment to Master Loan Agreement dated July 29, 2003, which was in the principal amount of Sixteen Million Five Hundred Eighty-Five Thousand Nine Hundred Sixty-Five and No/100 Dollars ($16,585,965.00) USD on December 31, 2003.  It is specifically acknowledged and agreed between the Parties that there is no obligation or condition to repay any such indebtedness at or prior to the Closing except as such indebtedness becomes due and payable in the ordinary course of business.  At the Closing, Purchaser shall pay to Seller the Purchase Price in immediately available funds.  The Purchase Price shall be adjusted after the Closing Date in accordance with Section 1.6.

SECTION 1.3         Closing.  The purchase and sale of the Shares (the “Closing”) provided for in this Agreement shall take place in the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas  75201 on the tenth (10th) business day after satisfaction or waiver of the conditions set forth in Article VI hereof to the respective obligations of Purchaser and Seller hereunder, but not later than nine (9) months after the Effective Date, or at such other time and place as may be mutually agreed by the Parties to this Agreement,  provided, however, that, if the conditions set forth in Section 6.1(a) are not satisfied by October 1, 2004, Purchaser shall have the right to postpone Closing until January 6, 2005.  For purposes of this Agreement, the date on which the Closing actually occurs shall be the “Closing Date”.

SECTION 1.4         Deliveries.  Purchaser and Seller will deliver, or cause to be delivered, at the Closing the following instruments (collectively, the “Transaction Documents”) to which they or their Affiliates are a party.

(a)           Seller shall deliver or cause its appropriate Affiliates to deliver, to Purchaser:

(i)            certificates or other duly executed assignment documents representing the Shares duly endorsed by Seller for transfer to Purchaser;

(ii)           copies of resolutions adopted by the board of directors or other governing body, as applicable, certified by the secretary of the authorizing entity as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery of this Agreement, the Transaction Documents and such other closing documents described in this Agreement and the performance of the obligations hereunder and thereunder of Seller and any Affiliates, as the case may be;

(iii)          the Transition Services Agreement between Seller and Purchaser in the form attached hereto as Exhibit B (the “Transition Services Agreement”);

(iv)          a certificate from an authorized officer of the general partner of Seller, dated as of the Closing Date, certifying the incumbency of each of Seller’s general partner’s authorized officers and to the effect that the conditions set forth in Section 6.2 of this Agreement have been satisfied;

(v)           certificates of existence and good standing, if applicable, issued by the Secretary of State or other appropriate officer of the state of its organization,

as of a date reasonably close to the Closing Date for each of Seller and the Company;

(vi)          all such other deeds and instruments of sale, assignment, conveyance and transfer as may be reasonably necessary to effect the sale, transfer, assignment, conveyance and delivery of the Shares to Purchaser in accordance with this Agreement and the Transaction Documents, and where necessary or desirable, in recordable form, in each case, as is necessary to effect the transactions contemplated by this Agreement;

(vii)         the Guaranty;

(viii)        a certificate from an authorized officer of the general partner of Seller, dated as of the Closing Date, certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(ix)           an opinion of counsel to Seller and the Company relating to Section 2.1 through Section 2.4 of this Agreement in form and substance reasonably acceptable to Purchaser and Purchaser’s counsel.

(b)           Purchaser shall deliver or cause its appropriate Affiliates to deliver, to Seller:

(i)            the Purchase Price (as adjusted by the terms of this Agreement) for the Shares;

(ii)           copies of resolutions adopted by the board of directors or other governing body, as applicable, certified by the secretary of the authorizing entity as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery of this Agreement, the Transaction Documents and such other closing documents described in this Agreement and the performance of the obligations hereunder and thereunder of Purchaser and any Affiliates, as the case may be;

(iii)          the Transition Services Agreement;

(iv)          a certificate from an authorized officer of Purchaser, dated as of the Closing Date, certifying the incumbency of each of Purchaser’s authorized officers and to the effect that the conditions set forth in Section 6.3 of this Agreement have been satisfied;

(v)           certificates of existence and good standing, if applicable, issued by the Secretary of State or other appropriate officer of the state of its organization, as of a date reasonably close to the Closing Date for Purchaser;

(vi)          all applications, notices and instruments to effect the change in name and abandonment of name by Purchaser, the Company and its Subsidiaries to remove the name “Tecon”, and acknowledgement of ownership of the Retained

Intellectual Property by Seller in accordance with this Agreement, and where necessary or desirable, in recordable form, and Purchaser agrees to remove all references to the name Tecon from all property used in connection with the Company’s or any of its Subsidiaries’ business as soon as possible after the Closing, but in no event later than ninety (90) days after the Closing; and

(vii)         all such other deeds and instruments of sale, assignment, conveyance and transfer as may be reasonably necessary to effect the sale, transfer, assignment, conveyance and delivery of the Shares to Purchaser in accordance with this Agreement and the Transaction Documents, and where necessary or desirable, in recordable form, in each case, as is necessary to effect the transactions contemplated by this Agreement.

SECTION 1.5         Tax Treatment.

(a)           The Company is a qualified subchapter S subsidiary (“Qsub”) within the meaning of Section 1361(b)(3)(B) of the Code.  As a Qsub, the purchase and sale of the Shares pursuant to this Agreement shall be treated as a purchase and sale of the assets and liabilities of the Company to Purchaser for federal income tax purposes (and, if applicable, for state, local and foreign tax purposes).  Purchaser and Seller agree that the Purchase Price (and all other capitalized costs) will be allocated to the assets of the Company as shown on Schedule 1.5 attached hereto.  Seller, Purchaser and their respective Affiliates shall report, act and file (and Seller and Purchaser, as the case may be, shall cause the Company to report, act and file) all tax returns (including, but not limited to Internal Revenue Service Form 8594 - Asset Acquisition Statement) in all respects and for all purposes consistent with such allocation Purchaser shall provide Seller with a copy of each such tax return and all such documents, forms, and other information at least ten (10) days prior to the filing of same.  Neither Seller nor Purchaser shall take any position (and Purchaser shall not permit the Company to take any position), whether in financial reports, audits, tax returns, amended tax returns, claims for refund, information reports or otherwise, which is inconsistent with such allocation unless required to do so by applicable law.

(b)           Seller shall be entitled to, at its own expense, control and conduct the participation of the Company in any audit, collection proceeding, or other action relating to any tax return for any taxable period ending before the Closing Date; provided that, with respect to any item which would be reasonably likely to increase Purchaser’s or any of its Affiliates’ liability for any taxes, Seller shall consult with Purchaser with respect to the resolution of any such issue and shall not settle any such issue without the consent of Purchaser, such consent which shall not be unreasonably withheld.  Purchaser shall cause the Company to give Seller prompt notice of the commencement of any audit, proceeding, or action for a taxable period ending on or before the Closing Date.  Neither the Company, nor any of its Affiliates, shall amend any tax return of the Company with respect to transactions of the Company for any taxable period ending on or before the Closing Date without the consent of Seller, which consent shall not be unreasonably withheld.

(c)           Purchaser shall have the right, at their own expense, to control and conduct the participation of the Company in any audit, collection, proceeding, or other action relating to any tax return for any taxable period ending after the Closing Date; provided that, with respect to any item which would be reasonably likely to increase Seller’s or any of its Affiliates’ liability for any taxes, Purchaser shall consult with Seller with respect to the resolution of any issues that would affect Seller and not settle any such issue, without the consent of Seller, which shall not be unreasonably withheld.  Seller shall give Purchaser prompt notice of the commencement of any such audit, proceeding, or action which may affect Purchaser’s or its Affiliates’ liability for any taxes.

(d)           Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes, and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 1.5(d) or pursuant to any other Section hereof providing for the sharing of information or review of any tax return or other schedule relating to taxes shall be kept confidential by the parties.

(e)           Any refunds or credits of taxes of the Company plus any interest received with respect thereto from the applicable governmental authorities for any pre-Closing Date period or attributable to the portion of any period preceding and including the Closing Date pursuant to Section 1.5(a) shall be for the account of Seller and, if received by Purchaser or its Affiliates, shall be paid to Seller within ten (10) days after the receipt of the refund.  Any refunds or credits of taxes of the Company plus any interest received with respect thereto from the applicable governmental authorities for any post-Closing Date period or attributable to the portion of any period after the Closing Date pursuant to Section 1.5(a) relating to the ownership, sale, operation or use of the Assets shall be for the account of Purchaser and, if received by Seller or its Affiliates, shall be paid to Purchaser within ten (10) days after the receipt of the refund.

SECTION 1.6         Purchase Price Adjustments.

(a)           The Purchase Price shall be adjusted in an amount equal to the Net Worth Adjustment.  For purposes hereof, the “Net Worth Adjustment” shall equal the difference of (i) the Closing Net Worth of the Company (as defined in Section 1.6(e)) as of the Closing Date minus (ii) $11,354,327.00 (the “Net Worth Threshold”).  If the Net Worth Adjustment is positive (i.e., Closing Net Worth is greater than the Net Worth Threshold), the Purchase Price shall be increased by the amount of the Net Worth Adjustment.  If the Net Worth Adjustment is negative (i.e., Closing Net Worth is less than the Net Worth Threshold), the Purchase Price shall be decreased by the amount of the Net Worth Adjustment.  For purposes of the Closing, the Closing Net Worth and the Net Worth Adjustment shall be based on Seller’s good faith preliminary calculation of Closing Net Worth and the Net Worth Adjustment (the “Closing Calculation”), subject to the true-up provisions of this Section 1.6.

(b)           Within thirty (30) days after the Closing Date, Seller will true-up the Closing Calculation of Closing Net Worth and the Net Worth Adjustment, and provide Purchaser with a reasonably detailed calculation of the trued-up Net Worth Adjustment for Purchaser’s review and approval (the “True-up Calculation”). The True-Up Calculation shall be deemed to be final and conclusive and agreed to by Purchaser and Seller, and shall be the basis for the true-up of the Net Worth Adjustment provided for in Section 1.6(d), unless Purchaser gives written notice to Seller, within fifteen (15) days of Purchaser’s receipt of the True-Up Calculation, that Purchaser disputes the True-Up Calculation (the “Dispute Notice”).  Purchaser and Seller shall attempt, within ten (10) days after any such Dispute Notice is given, to resolve such dispute.  If the Parties are unable to resolve such dispute within such ten (10) days, Purchaser and Seller shall resolve the dispute in accordance with the procedure set forth in Section 1.6(c).

(c)           If the Parties do not agree on the amount of the Net Worth Adjustment within ten (10) days after a Dispute Notice is given (as described in Section 1.6(b)), they shall engage a mutually agreeable nationally-recognized public accounting firm for the limited purpose of resolving only the disagreements of the Parties with respect to the True-Up Calculation, provided that all determinations made by such accounting firm shall be made in accordance with this Section 1.6.  The determinations of such accounting firm shall be conclusive and binding on the Parties, and the fees and expenses of such accounting firm shall be divided equally between Seller and Purchaser.  For purposes hereof, the “Determination Date” shall mean the date on which the final determination of the Net Worth Adjustment is made in accordance with either Section 1.6(b) or Section 1.6(c).

(d)           Purchaser shall pay to Seller any positive trued-up Net Worth Adjustment (i.e., if the True-Up Calculation of the Net Worth Adjustment is greater than the Closing Calculation of the Net Worth Adjustment), in cash, plus interest thereon at a rate of six percent (6.0%) per annum (“Borrowing Rate”) from the Closing Date, within five days of the Determination Date.  Seller shall pay to Purchaser any negative trued-up Net Worth Adjustment (i.e., if the True-Up Calculation of the Net Worth Adjustment is less than the Closing Calculation of the Net Worth Adjustment), in cash, plus interest thereon at the Borrowing Rate from the Closing Date, within five (5) days of the Determination Date.

(e)           For the purpose of Section 1.6, the Company’s “Closing Net Worth” means the excess of the assets of the Company and its Subsidiaries (consolidated) over the liabilities of the Company and its Subsidiaries (consolidated), determined in accordance with GAAP applied on a basis consistent with Tecon Water Company, L.P.’s audited balance sheet dated as of December 31, 2003, with the additional adjustments set forth on Schedule 1.6(e) hereto.  An example of the calculation of Closing Net Worth as of December 31, 2003, is set forth on Schedule 1.6(e) hereto.

(f)            Purchaser and Seller each recognize that the Rate Case (described and defined in Schedule 2.24) is still pending, and that the final applicable rates have not yet been established by TCEQ.  Seller and Purchaser confirm and agree if the Rate Case is finally adjudicated and the approved rates are less than those requested by Tecon Water Company, L.P. in its application to TCEQ giving rise to the Rate Case, the Purchase

Price will be adjusted downward in decrements of $*** for every *** (***%) decrement up to a maximum reduction of the Purchase Price of $***.  In the event the final adjudication of the Rate Case results in the requirement by the TCEQ that the Company refund or credit any amounts to affected customers of the Company billed prior to Closing, Seller shall guarantee reimbursement of such refunds or credits to Purchaser.  In the event the Rate Case has not been finally adjudicated prior to Closing:  (i) Purchaser shall be permitted to hold back $*** from the Purchase Price at Closing; (ii) Seller and Purchaser shall execute any documentation required to vest responsibility for continuing the Rate Case with Purchaser after Closing; and (iii) Purchaser shall continue to diligently pursue finalization of the Rate Case consistent with Seller’s past practices.  Within twenty (20) days of final adjudication of the Rate Case after Closing, Purchaser agrees to pay to Seller the $*** holdback from Closing, and Seller agrees to pay to Purchaser the amount of any reduction in the Purchase Price resulting from the final adjudication in accordance with this Section 1.6(f).  After Closing, Purchaser shall have the same obligations to Seller as Seller has to Purchaser pursuant to Section 5.3 of this Agreement.  The provisions of this Section 1.6(f) shall survive Closing if the Rate Case has not been finally adjudicated prior to the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the representations and warranties set forth in this Article II to Purchaser.  Seller has delivered to Purchaser the schedules to this Agreement (the “Schedules”), including those referred to in this Article II, on the date hereof and such Schedules have been reviewed and accepted by Purchaser.  Seller shall, from time to time through the Closing Date, advise Purchaser as to any change, amendment or supplement to the Schedules which is necessary to reflect material changes in the subject matter thereof occurring through the Closing Date.  Purchaser must notify Seller in writing within ten (10) business days after receipt of any material change, amendment or supplement to the Schedules of its election to terminate this Agreement in accordance with Section 7.1(b).  If Purchaser fails to notify Seller as required, it shall be deemed to have waived its right to terminate this Agreement based on such change, amendment or supplement to the Schedules.  All matters set forth in the Schedules shall be deemed to be disclosed not only in connection with the representation and warranty specifically referenced on a given Schedule, but for all purposes relating to the representations and warranties of Seller set forth in this Article II.

SECTION 2.1         The Company’s Organization and Qualification.

(a)           The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Company has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.  Except as

***      This redacted material has been omitted pursuant to a request for confidential treatment, and such material is filed separately with the Commission.

set forth on Schedule 2.1(a), the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect; provided, however, that the representations and warranties contained in this sentence shall be of no force or effect to the extent that such Material Adverse Effect can be eliminated by the Company becoming qualified in such jurisdictions.  Each such jurisdiction in which the Company is so qualified is listed on Schedule 2.1(a).

(b)           Except as set forth on Schedule 2.1(b), the Company has no other Subsidiaries.  Schedule 2.1(b) contains a list of all Subsidiaries, indicating in each case the name, type of entity, jurisdiction of incorporation and other jurisdictions in which it is authorized to do business.  Each Subsidiary is wholly-owned either directly or indirectly by the Company.  Each Subsidiary is duly created, validly existing and in good standing, if applicable, under the laws of the state of its organization and has all requisite power and authority to carry on its business as it is now being conducted, to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

(c)           A true and correct copy of all Organizational Documents of the Company and each of its Subsidiaries has been provided to Purchaser.

SECTION 2.2         The Company’s Capitalization.

(a)           The authorized and outstanding capital stock of the Company is set forth on Schedule 2.2(a).  Except as set forth on Schedule 2.2(a), there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, irrevocable proxies or other agreements or commitments of any kind directly or indirectly obligating the Company or any Subsidiary of the Company to issue any security of or equity interest in the Company or any Subsidiary of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any security or equity interest in the Company or any Subsidiary of the Company.  All of the Shares and all membership or partnership interests, as applicable, of each Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights.  Except as set forth on Schedule 2.2(a), all dividends or distributions declared prior to the date hereof have been paid.

(b)           Seller is and will be on the Closing Date the record and beneficial owner and holder of, and has, and on the Closing Date will have, record and beneficial title to, the Shares.  Seller owns the Shares free and clear of any adverse claim of any other person, including without limitation any lien, mortgage, pledge, security interest or other encumbrance.

SECTION 2.3         Seller’s Organization and Existence.  Seller is a limited partnership duly formed and validly existing under the laws of the State of Texas.

SECTION 2.4         Authority Relative to the Agreement.  This Agreement has been duly and validly executed and delivered by the general partner of Seller, and this Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and general equitable principles.

SECTION 2.5         No Violation.  Except as set forth on Schedule 2.5, neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of the transactions contemplated hereby, as of the Closing Date, (i) to Seller’s knowledge, violates (“Violation”) in any material respect any law, order, writ, judgment, injunction, award, decree, rule, statute, permit, ordinance or regulation (the “Laws”) applicable to Seller, the Company or any Subsidiary of the Company, (ii) is in conflict with, results in a breach or termination of any provision of, causes the acceleration of the maturity of any debt or obligation pursuant to, constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, or results in the creation of any security interest, lien, charge or other encumbrance upon any currently owned property of Seller, the Company or any Subsidiary of the Company pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Seller, the Company or any Subsidiary of the Company is a party or by which any currently owned property of Seller, the Company or any Subsidiary of the Company is subject or bound (collectively, “Default”), or (iii) conflicts (“Conflict”) with or results in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Seller, the Company or any Subsidiary of the Company, which Violation, Default or Conflict could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, collectively, taken as a whole.

SECTION 2.6         Consents and Approvals.  Except as described on Schedule 2.6(i) hereto, and except for obtaining the required regulatory approvals described on Schedule 2.6(ii) (the “Required Regulatory Approvals”) and filing a Notification and Report Form pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Seller, the Company or any Subsidiary of the Company in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby.

SECTION 2.7         Financial Statements.  Schedule 2.7 contains copies of the audited balance sheet of the Company’s Subsidiary, Tecon Water Company, L.P., as of December 31, 2003, and the related statements of operations and shareholder’s equity for the year ended December 31, 2003 (such balance sheets and statements of operations and shareholder’s equity of Tecon Water Company, L.P. are collectively referred to as “TWCLP’s Financial Statements”).  TWCLP’s Financial Statements present fairly, in all material respects, the financial position of Tecon Water Company, L.P. as of the dates indicated and the results of its operations for the periods indicated in conformity with GAAP, except as set forth on Schedule 2.7.

SECTION 2.8         Guarantor.  The representations and warranties of Guarantor to be contained in the Guaranty are true and correct in all material respects as of the Effective Date.

SECTION 2.9         Absence of Changes.  Except as and to the extent set forth on Schedule 2.9, since December 31, 2003, neither the Company nor any Subsidiary of the Company have, directly or indirectly:

(a)           made any amendment to its Articles of Incorporation or Bylaws or similar organizational documents, or changed the character of its business in any material manner;

(b)           suffered any Material Adverse Effect; or

(c)           entered into or amended any material agreement, commitment or transaction, except in the ordinary course of business or except in connection with the transactions contemplated by this Agreement.

SECTION 2.10       Litigation.  Except as set forth on Schedule 2.10, there are no actions, suits, or other proceedings pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary of the Company or involving any of the properties or assets of the Company or any Subsidiary of the Company, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity which if successfully prosecuted would have a Material Adverse Effect on the financial condition of the Company.

SECTION 2.11       Compliance with Applicable Laws.  Except as set forth in Schedule 2.11 and in Sections 2.16 and 2.18, no uncured violation of any applicable Laws by the Company or any of its Subsidiaries exists, other than violations of applicable Laws that would not, individually or in the aggregate, have a Material Adverse Effect.  Neither Seller, Company nor any of its Subsidiaries has received written notice from any governmental authority of any violation of applicable Laws with respect to the Company, any of its Subsidiaries or the facilities that would, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.12       Tax Matters.  Except as and to the extent set forth on Schedule 2.12:

(a)           The Company is, and will be on the Closing Date, a Qsub within the meaning of Section 1361(b)(3)(B) of the Code.

(b)           All state, county and local tax returns and tax reports required to be filed by the Company prior to the date hereof have been filed, except where the failure to file tax returns would not have a Material Adverse Effect.  As of the time of filing, the foregoing Tax Returns correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon.  With respect to all Taxes imposed on the Company or for which the Company is or could be liable, whether to taxing authorities or to other persons or entities (as for example other tax-sharing agreements) with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been duly complied with and all such amounts required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid, except when the failure to pay would not have a Material Adverse Effect.

(c)           No sales and use tax audits by any governmental authority are pending, and no state income tax return of the Company has been audited by any state governmental authority.

(d)           The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to any tax assessment or deficiency.

(e)           There are no liens for Taxes (other than for current Taxes not yet due and payable) on the purchased assets.

(f)            None of the purchased assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

(g)           None of the purchased assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(h)           None of the purchased assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)            Seller is not a person other than a United States person within the meaning of the Code.

(j)            The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provisions of law.

SECTION 2.13       Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the knowledge of Seller, threatened against Seller, the Company or any Subsidiary of the Company.  As of the date hereof and after giving effect to the contingent obligations hereunder, Seller is Solvent.  Seller acknowledges and agrees that the transactions contemplated by this Agreement are the result of good faith and arm’s-length bargaining, that Purchaser is a good faith purchaser for value of the Shares and that the Purchase Price represents fair consideration and reasonably equivalent value to Seller for the Shares.

SECTION 2.14       Bank Accounts.  Seller has provided to Purchaser a complete list of all bank accounts of the Company and all Subsidiaries of the Company.

SECTION 2.15       No Reserve Accounts.  The Company and its Subsidiaries are not required to maintain any reserve accounts in connection with any applicable project documents or security documents to which they are a party.

SECTION 2.16       Employment Matters.

(a)           Neither the Company nor any Subsidiary of the Company is a party to any contracts or agreements granting benefits or rights to employees or consultants, or any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment.  Except as disclosed on Schedule 2.16, there are no unfair labor practice complaints pending against the Company or any Subsidiary of the Company before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency.  There are no strikes, slowdowns, work stoppages, lockouts, or to the knowledge of Seller, threats thereof, by or with respect to any such employees.

(b)           Neither the Company nor any of its Subsidiaries have employees or have or have had any material liability with respect to any employees, former employees or employee benefit plans, programs or arrangements providing benefits for the employees.  All employees responsible for the day-to-day operations of the Company and its Subsidiaries are employed by Seller or its Affiliates other than the Company and its Subsidiaries.  Likewise, all health, dental, life insurance and vacation plans and all other material employee benefit plans, programs or arrangements providing benefits for the employees responsible for the day-to-day operations of the Company and its Subsidiaries are maintained and administered by Seller or its Affiliates, other than the Company and its Subsidiaries.  Seller or its Affiliates, other than the Company and its Subsidiaries, shall be responsible for all claims, costs, expenses, liabilities and other obligations arising before the Closing Date related to the employment of the employees responsible for the day-to-day operations of the Company and its Subsidiaries whether or not subsequently hired by Purchaser.

SECTION 2.17       Patents, Trademarks and Copyrights.

(a)           Schedule 2.17 sets forth all patents, patent applications, trademarks and service marks, trademark and service mark applications, and copyrights (whether registered or unregistered) (collectively, the “Intellectual Property”) held by the Company or the Subsidiaries of the Company, and to be owned by the Company as of the Closing (“Included Intellectual Property”).  The Company or the Subsidiaries of the Company own or license or otherwise have the right to use the items listed on Schedule 2.17.  Seller expressly retains the ownership and exclusive right to use the Trademarks set forth on Schedule 2.17 to be retained by Seller (“Retained Intellectual Property”).

(b)           The Company is not currently in receipt of any notice of any violation of, and to the knowledge of Seller, are violating or infringing upon the intellectual property rights of any other person or entity in any Intellectual Property.  Except as set forth on Schedule 2.17, to the knowledge of Seller, no other person or entity is infringing any intellectual property rights of the Company with respect to the Intellectual Property.

SECTION 2.18       Environmental Compliance.  Except as set forth on Schedule 2.18, to the knowledge of Seller, without investigation or inquiry and without any obligation to conduct the same, as of the date of this Agreement:

(a)           no Hazardous Substances exist on the Real Property (as defined in Section 5.2(a)) in quantities which violate, and would require reporting to governmental authorities and cleanup under, applicable Environmental Laws;

(b)           the Company has not received written notice from any governmental authority or unaffiliated third party alleging a violation of applicable Environmental Laws which if successfully prosecuted against the Company would have a Material Adverse Effect on the financial condition of the Company;

(c)           the Company and the Company’s facilities are not in violation of any Environmental Laws which would have a Material Adverse Effect on the financial condition of the Company; and

(d)           there are no Phase I or Phase II environmental investigation reports with respect to the Company’s facilities in the custody, possession or control of the Company, Seller or a Seller’s Affiliate that have not been made available to Purchaser.

“Hazardous Substances” shall mean substances listed under 40 C.F.R. 302.4 as of the date of this Agreement.

“Environmental Laws” shall mean the laws listed on attached Exhibit C, and any state analogue of the same, all as in effect on the date of this Agreement.

SECTION 2.19       Reports.  All information provided by Seller, the Company or any Subsidiaries of the Company to TCEQ or any other governmental authorities in filings, reports and other materials has been accurate, true and complete in all material respects, and correctly reflected the relevant facts in all material respects.

SECTION 2.20       Title to Properties; Encumbrances.  Except as set forth on Schedule 2.20, the Company and each Subsidiary of the Company have good title to all of the assets reflected in the balance sheets included among TWCLP’s Financial Statements other than any assets therein reflected that (x) have been sold or otherwise disposed of in the ordinary course of business since the date thereof or (y) are not, individually or in the aggregate, material to the Company or any Subsidiary of the Company, free and clear of liens, claims and encumbrances other than (i) liens, mortgages, pledges, security interests or other encumbrances securing indebtedness shown on TWCLP’s Financial Statements, (ii) liens for current taxes, payments of which are not yet delinquent or that are being contested in good faith by appropriate proceedings, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings, (iv) liens relating to accounts payable incurred in the ordinary course of business and consistent with past practice, and (v) such imperfections of title which do not materially detract from the value of the assets of the Company and any Subsidiary of the Company.  The Company and each Subsidiary of the Company hold under valid lease agreements all real and personal properties that are subject to leases and enjoy peaceful and undisturbed possession of such properties under such leases, other than (a) any properties as to which such leases have terminated in the ordinary course of business since such date and (b) any properties that, individually or in the aggregate, are not material to the Company and any Subsidiary of the Company.

SECTION 2.21       Insurance.  Neither Seller, the Company nor any Subsidiary of the Company has, with respect to the business of the Company, received any notice from the insurer under any insurance policy applicable to the business of the Company disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy.  Except as set forth in Schedule 2.21, there is no claim, suit or other matter currently pending in respect of which the Company has received such a notice.  All premiums due and payable for such insurance policies have been paid in the ordinary course of business and there are no claims in excess of $1,000,000.00 in the aggregate pending under any such policies.

SECTION 2.22       Condemnation.  Except as set forth in Schedule 2.22, neither the Company nor any of its Subsidiaries has received a written notice of any pending condemnation proceeding or special assessment against any real property the Company owns or leases.

SECTION 2.23       Permits and Licenses.  Except as set forth in Schedule 2.23, the Company and each Subsidiary of the Company have all permits, licenses, certificates and authorities from governmental agencies required to conduct its business as it is now being conducted, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any permit, license, certificate or authority from a governmental agency which would result in a Material Adverse Effect.  Such permits are in full force and effect unimpaired by any act or omission of the Company or any Subsidiary of the Company, or their agents, have not been suspended or revoked, and the Company and each Subsidiary of the Company have complied with, and will continue to comply with, their terms until Closing, except for any failure to comply which would not result in a Material Adverse Effect.

SECTION 2.24       Tariffs.  Schedule 2.24 sets forth all of the tariffs applicable to the business of the Company.  Seller has heretofore delivered to Purchaser complete and correct copies of all tariffs listed on Schedule 2.24.  As of the Closing Date, except as may be modified by the pending Rate Case or other proceedings listed and defined on Schedule 2.24, the only tariffs applicable to the business or the operations of the Company or the Subsidiaries of the Company shall be those tariffs listed on Schedule 2.24 and any tariffs approved in connection with obtaining the Required Regulatory Approvals, if any.

SECTION 2.25       Agreements, Contracts and Commitments.  Except as described in Schedule 2.25 or any other Schedules to this Agreement or as otherwise shown on TWCLP’s Financial Statements, neither the Company nor any Subsidiary of the Company is a party to and is bound by (i) any written or oral contract, agreement or commitment which involves or may involve aggregate future payments (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services or otherwise) by or to the Company of $100,000.00 or more and which is not, by its terms, terminable by the Company or one or more of its Subsidiaries without penalty or payment on thirty (30) days notice or less, other than purchase orders for the purchase or sale of goods and/or services entered into by the Company in the ordinary course of business, or (ii) any employment agreement, non-competition agreement, any loan or credit agreement, security agreement, indenture, mortgage, pledge or other instrument evidencing indebtedness (other than equipment purchases or lease agreements entered into in the ordinary course of business), or any sales representative, alliance, partnership, joint venture, joint operating or similar agreement.  The Company has not breached any material provision of, or is not in default in any material respect under the terms of, any such contract, agreement or commitment described in Schedule 2.25, and to the knowledge of Seller, no event has occurred and no condition exists which, after notice or lapse of time or both, would constitute such a material default under the terms of any such contract, agreement or commitment by any third party.

SECTION 2.26       Books and Records.  The books, accounts, ledgers and files of the Company and its Subsidiaries are true and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.  The minute books and other similar records of the Company and its Subsidiaries are true and complete in all material respects.

SECTION 2.27       Material Assets.  Except as set forth in Schedule 2.27, the properties, rights and assets of or leased or licensed by the Company (a) constitute all the material properties, rights and assets, including contract rights and equipment, used or held for use by the Company and its Subsidiaries in the operation of the facilities and other business operations of the Company or its Subsidiaries as they were operated in the six-month period ending December 31, 2003 and are operated on the date hereof and (b) constitute all of the properties, rights and assets that are necessary for operation of the facilities and other business operations of the Company or its Subsidiaries as they are operated on the date hereof.

SECTION 2.28       Condition of Facilities.  Each material item of personal property of the Company is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business of the Company and remains in suitable and adequate condition (taking its age and ordinary wear and tear into account) for use consistent with its primary use since December 31, 2003 (or later acquisition date).

SECTION 2.29       Disclaimer of Additional and Implied Warranties.  Seller is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article II of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties set forth in this Article III to Seller.

SECTION 3.1         Organization and Authority.

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease and operate its properties and assets, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.  Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except in such jurisdictions where the failure to be duly qualified or in good standing does not and would not result in a Material Adverse Effect.

(b)           True, correct and complete copies of the Articles of Incorporation and Bylaws of Purchaser, with all amendments thereto through the date of this Agreement, have been delivered by Purchaser to Seller.

SECTION 3.2         Authority Relative to Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement, and no further corporate proceedings on the part of Purchaser are necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by the Board of Directors of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and general equitable principles.

SECTION 3.3         No Violation.  Neither the execution, delivery nor performance of this Agreement, in its entirety, nor the consummation of the transactions contemplated hereby, as of the Closing Date, (i) to Purchaser’s knowledge, violates (“Purchaser’s Violation”) in any material respect any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Purchaser, (ii) is in conflict with, results in a breach or termination of any provision of, causes the acceleration of the maturity of any debt or obligation pursuant to, constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, or results in the creation of any security interest, lien, charge or other encumbrance upon any currently owned property of Purchaser pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Purchaser is a party or by which any currently owned property of Purchaser is subject or bound (collectively, “Purchaser’s Default”), or (iii) conflicts (“Purchaser’s Conflict”) with or results in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser, which Purchaser’s Violation, Purchaser’s Default or Purchaser’s Conflict could reasonably be expected to have a Material Adverse Effect on Purchaser.

SECTION 3.4         Consents and Approvals.  Except for filing a Notification and Report Form pursuant to the applicable requirements of the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby.

SECTION 3.5         Investment Intent.

(a)           Purchaser is acquiring the Shares for its own account for investment and not with a view toward resale or redistribution in a manner which would require registration under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and Purchaser does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to sell the Shares or any part thereof or interest therein.  Purchaser has not offered or sold the Shares or any part thereof or interest therein, and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of the Shares or any part thereof or interest therein either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

(b)           Purchaser acknowledges that (i) its acquisition of the Company involves a high degree of risk and (ii) it understands that the purchase of the Shares is an illiquid investment.

(c)           Purchaser acknowledges that Seller has made available, or caused the Company to make available, to Purchaser the opportunity to evaluate the merits and risks associated with ownership of the Shares, including information related to the financial position and results of operations of the Company.  Specifically, Purchaser acknowledges receipt of TWCLP’s Financial Statements and Purchaser has had access to officers of the Company to make such further inquiry as Purchaser has deemed appropriate.  Purchaser further acknowledges that there can be no assurance that the results of the Company’s operations or the operations of any Subsidiary of the Company will be as contained in any of the information provided to Purchaser.  Purchaser represents that it has made other investments of a similar nature or, by reason of Purchaser’s business and financial experience and of the business and financial experience of those persons it has retained to advise it with respect to its purchase and ownership of the Shares, it is a sophisticated, well-informed investor and has acquired the capacity to protect its own interest in investments of this nature.  In reaching the conclusion that it desires to acquire the Shares, Purchaser has carefully evaluated its financial resources and investment position, and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

SECTION 3.6         Disclaimer of Additional and Implied Warranties.  Purchaser is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article III of this Agreement.

ARTICLE IV
COVENANTS

SECTION 4.1         Affirmative Covenants of the Company.  For so long as this Agreement is in effect, Seller shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement or as otherwise agreed to by Purchaser, cause the Company to:

(a)           comply with all material contractual obligations applicable to it;

(b)           comply in all material respects with all laws, statutes and regulations applicable to it and the conduct of its business, including the timely payment of all taxes (except for those being contested in good faith);

(c)           maintain all of its assets in good repair, order and condition, reasonable wear and tear excepted, and maintain its insurance coverages in effect before the date hereof or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with its coverages in effect before the date hereof;

(d)           promptly notify Purchaser upon obtaining knowledge of any default, event of default or condition which with the passage of time or giving of notice would constitute an additional default or event of default under any of the Company’s contractual obligations, which default, event of default or condition could reasonably be expected to have a Material Adverse Effect on the financial condition of the Company;

(e)           promptly notify Purchaser upon obtaining knowledge of any material pending or threatened litigation against the Company;

(f)            maintain and preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations, business opportunities and good will;

(g)           maintain its relationships with customers, regulators and suppliers;

(h)           maintain good accounting practices;

(i)            exercise prudent practices in connection with the operation of the facilities and use all commercially reasonable efforts consistent with past practice to maintain and to keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies, spare parts and inventories in quantities consistent with past practice;

(j)            use all commercially reasonable efforts to maintain in full force and effect insurance, performance bonds, guarantees and letters of credit to the extent consistent with the ordinary course of business consistent with past practice;

(k)           use all commercially reasonable efforts to maintain in full force and effect all existing permits pursuant to which the Company and its Subsidiaries operate and obtain timely any additional permits or renewals thereof to the extent material to ongoing operations; and

(l)            promptly notify Purchaser upon Seller’s obtaining knowledge (i) of any condition or event which constitutes a material breach of any of the covenants or agreements set forth in this Agreement, specifying the nature and period of existence of any such condition or event and what action the Company has taken, is taking or proposes to take with respect thereto or (ii) of any condition or event which, in the opinion of Seller, could have a Material Adverse Effect.

SECTION 4.2         Negative Covenants of the Company.  For so long as this Agreement is in effect, except as set forth on Schedule 4.2, Seller shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, as disclosed in the Schedules to this Agreement or as otherwise agreed to by Purchaser, cause the Company not to:

(a)           make any amendments to its Articles or Certificate of Incorporation or Bylaws;

(b)           make any capital expenditures not in the ordinary course of business;

(c)           enter into any contract or transaction with any Affiliate of the Company except for (i) contracts and transactions entered into in the ordinary course of business whereby the monetary or business consideration arising from such contract or transaction would be substantially as advantageous to the Company as the monetary and business consideration which it would obtain in a comparable arm’s length transaction and (ii) the Transaction Documents to which the Company is a party and other contracts entered into pursuant to this Agreement;

(d)           assign, terminate or amend or give any waiver or consent with respect to any material contracts or permits in existence on the date hereof not in the ordinary course of business;

(e)           contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind on its assets (other than liens existing as of the date hereof, or liens created in the ordinary course of business);

(f)            other than borrowings permitted under the Master Loan Agreement referenced in Section 1.2 of this Agreement, incur any indebtedness for borrowed money not in the ordinary course of business;

(g)           issue any equity security; or

(h)           enter into any transactions not in the ordinary course of business that would have a Material Adverse Effect.

SECTION 4.3         Covenants of Seller.  Following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement):

(a)           Seller and its Affiliates shall not, directly or indirectly, take (nor shall authorize or permit its representatives to take) any action to (a) solicit or initiate, or encourage the submission of, proposals or offers relating to, (b) respond to any submissions, proposals, offers or inquiries relating to, (c) engage in any negotiations or discussions with any Person relating to, or (d) otherwise cooperate in any way with any Person in connection with any acquisition, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the Shares or any business or assets that collectively comprise any of the facilities of the Company or any of its Subsidiaries (whether structured as an asset sale, stock sale, sale of interests, merger, equity issuance, recapitalization or otherwise).  Seller shall immediately provide written notification to

Purchaser of any such submissions, proposals, offers or inquiries made following the date hereof and shall furnish a copy of any written material provided in connection therewith; and

(b)           Seller shall use commercially reasonable efforts to cooperate with Purchaser and to assist Purchaser, at Purchaser’s expense, in obtaining consents of third parties necessary for (i) a transfer by a member of Purchaser of any or all of the equity interests such member holds in Purchaser to an Affiliate of Purchaser and (ii) a transfer of the Shares and/or Purchaser’s rights under this Agreement to an Affiliate of Purchaser, provided, that Seller shall be under no obligation to take any action that Seller reasonably believes materially and adversely affects the ability or time required to obtain any such consents or approvals or waivers, including, without limitation, the Required Regulatory Approvals and the CoBank, ACB consent.  Under all circumstances, Purchaser shall remain liable under this Agreement after any such transfer.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.1         Certain Tax Matters.

(a)           Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.

(b)           Purchaser and Seller shall cooperate fully (and Purchaser shall cause the Company to cooperate fully), as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller and Purchaser agree, (and Purchaser agrees to cause the Company) (i) to retain all books and records with respect to tax matters pertinent to the Company and each Subsidiary of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller or Purchaser shall allow (and Purchaser shall cause the Company to allow), as the case may be, the other Party to take possession of such books and records.  Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           All tax sharing agreements or similar agreements, if any, with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(d)           Excluding ad valorem, personal property and other tax obligations that shall remain the obligation of the Company and its Subsidiaries after Closing, all transfer, documentary, sales, use, stamp, registration and such other taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

SECTION 5.2         Access To, and Information Concerning, Properties and Records.

(a)           During the pendency of the transactions contemplated hereby, Seller shall cause the Company, to the extent not prohibited by law or contract, to give to Purchaser, its legal counsel, accountants and other representatives access, upon reasonable request and at reasonable times, throughout the period prior to the Closing, to all of the Company’s properties, books, contracts, commitments and records, permit Purchaser and such representatives to make such inspections (including, without limitation, with regard to currently owned properties and certain properties leased by the Company or any Subsidiary of the Company (collectively, the “Real Property”), physical inspection of the surface and subsurface thereof) as they may reasonably require and furnish to Purchaser and such representatives during such period all such information concerning the Company and their affairs as Purchaser may reasonably request.

(b)           Notwithstanding any other provision of this Agreement to the contrary, neither Purchaser nor any of its respective agents or representatives shall perform any investigation or study of the Real Property which may involve the intrusive or destructive sampling or analysis or chemical testing of any portion of such property or its improvements, including without limitation, of any soil, water or groundwater on, under or about such Real Property (“Phase II Investigation”), without first (a) submitting to the Company and Seller a detailed description of (i) the work to be performed as part of the Phase II Investigation, (ii) the persons to undertake such Phase II Investigation, and (iii) the types and amounts of insurance coverage maintained by such persons, and (b) obtaining the prior written consent of Seller as to such matters, which shall not be unreasonably withheld.  Seller may grant such consent subject to such terms, conditions or restrictions as Seller may reasonably require.  In all events, Seller or its representatives shall have the right, but not the obligation, to observe any and all activities associated with performance of any agreed Phase II Investigation, and may obtain half of any samples which Purchaser or its representatives may collect during the Phase II Investigation.  In the event Purchaser or its representatives conduct a Phase II Investigation, Purchaser shall cause, at its expense, (x) any investigation-derived waste generated or created in connection with performance of the Phase II Investigation (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be removed from the property, (y) any wells installed during the Phase II Investigation to be plugged and abandoned, and (z) the restoration of the property to substantially the same physical condition which existed before commencement of the Phase II Investigation, all within seven days after completion of the field activities related to the Phase II Investigation, and in compliance with applicable laws and regulations.  Purchaser shall be responsible for executing on its own behalf any and all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with its obligations under this subsection.  Purchaser agrees to indemnify and hold the Company, Seller and each of its Affiliates harmless from and against any and all claims, liabilities, damages and causes of action arising out of Purchaser’s inspections of the Real Property, including, without limitation, any Phase II Investigation.  All test results associated with any such physical or environmental inspection shall be held in strictest confidence by Purchaser and shall not be disclosed to any third party.

(c)           All information disclosed by the Company or Seller to Purchaser shall be held strictly confidential by Purchaser and its representatives, shall be used solely for purposes of evaluating the transactions contemplated hereby, and shall not be disclosed to any third party.  In the event this Agreement is terminated pursuant to the provisions of Article VII, upon the written request of Seller, Purchaser agrees to return to the Company all copies of such confidential information, together with all extracts or other reproductions thereof in the possession of Purchaser or its representatives.  The provisions of this Section 5.2(c) are in addition to and specifically do not supersede the terms of that certain Confidentiality Agreement dated October 22, 2003, executed by and between Purchaser and Tecon Water Company, L.P., which shall remain in full force and effect in accordance with its terms.  It is understood that confidential information shall not include the following:

(i)            information that becomes generally available to the public other than as a result of a disclosure by Purchaser, its representatives or its agents;

(ii)           information that was in the possession of Purchaser or its representatives prior to disclosure by the Company, its representatives or its agents; or

(iii)          information that becomes available to Purchaser or its representatives on a non-confidential basis from a source other than the Company or Seller, their representatives or their agents.

SECTION 5.3         Pending Rate Case.  Seller shall deliver to Purchaser, promptly after Seller’s receipt thereof, copies of all material notices and documents pertaining to the Rate Case.  Subject to the rules and regulations of TCEQ, Purchaser shall have the right to accompany representatives of the Company and attend and monitor the proceedings and settlement discussions with TCEQ relating to the Rate Case, and Seller shall cooperate with Purchaser in connection with Purchaser’s attendance and monitoring activities.  Notwithstanding the foregoing, Seller shall not, without the consent of the Purchaser, agree to a settlement of the Rate Case that would negatively deviate more than *** percent (***%) from the proposed rate increases requested by Tecon Water Company, L.P. in its application to TCEQ giving rise to the Rate Case.

***      This redacted material has been omitted pursuant to a request for confidential treatment, and such material is filed separately with the Commission.

SECTION 5.4         Public Announcements.  Without the prior written approval of Seller (in the case of a release or statement by Purchaser) or Purchaser (in the case of a release or statement by Seller), no Party hereto will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by applicable Laws or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed.  In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to Purchaser (in the case of a release or statement by Seller) or Seller (in the case of a release or statement by Purchaser) and incorporate any reasonable changes which are suggested by such non-disclosing Party prior to releasing or making the statement.  Notwithstanding the foregoing, Seller may disclose such information relating to this Agreement and the transactions contemplated hereby as may be necessary, in Seller’s opinion, in connection with the Required Regulatory Approvals and the Rate Case without first obtaining Purchaser’s comments and change suggestions, provided Seller provides Purchaser with the relevant information concurrently with submittal to TCEQ or other regulatory authorities.

SECTION 5.5         Good Faith Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, Purchaser and Seller agree to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable laws and regulations, to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement, including, without limitation, securing all third-party approvals and the Required Regulatory Approvals necessary to consummate the transactions provided herein and to satisfy the other conditions to Closing contained herein as soon as reasonably practicable.  Purchaser and Seller hereby agree to file a mutually agreeable notification to TCEQ of this Agreement and the transactions contemplated in the Agreement not later than ten (10) days from the Effective Date.  Notwithstanding any provision contained in this Agreement to the contrary, after notification TCEQ as provided above, Seller shall direct the initiation and prosecution of, and through counsel of its own choosing will have control over, all filings and proceedings before any governmental authorities in order to obtain the Required Regulatory Approvals.  Each Party agrees to make copies of its respective regulatory filings and related correspondence to regulatory agencies available to the other Party.

SECTION 5.6         HSR Filing.  Purchaser and Seller hereby agree to file the Notification and Report Form pursuant to the applicable provisions of the HSR Act in a timely manner, but in any event, not later than ten (10) days from the Effective Date.

SECTION 5.7         Seller’s Employees.  During the pendency of the transactions contemplated hereby, Seller shall and shall cause the Company and its Subsidiaries, to the extent not prohibited by law or contract, to give to Purchaser and its representatives access, upon reasonable request and at reasonable times, throughout the period prior to the Closing, to all employees of Seller’s Affiliates involved in the day-to-day operation of the Company or its Subsidiaries.  Purchaser may, in its sole discretion, at any time prior to the Closing, offer employment with Purchaser, effective as of the Closing, to any employee of Seller’s Affiliates involved in the day-to-day operation of the Company of its Subsidiaries.  In the event this Agreement is terminated in accordance with the terms hereof, Purchaser shall be subject to Section 2B of the October 22, 2003 Confidentiality Agreement between Purchaser and Tecon Water Company, L.P., which for purposes hereof shall also apply to Purchaser’s dealings with employees of Seller’s Affiliates.

SECTION 5.8         Further Assurances.  Seller and Purchaser each agree that from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

SECTION 6.1         Conditions to Each Party’s Obligation Under this Agreement.  The respective obligations of (i) Purchaser to purchase and pay for the Shares and (ii) Seller to sell their respective Shares, at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)           the receipt of all regulatory approvals, including, but not limited to Required Regulatory Approvals and consents and approvals under the HSR Act, required by applicable law for the consummation of the transactions contemplated by this Agreement and the expiration or termination of any applicable waiting period with respect thereto;

(b)           all consents, approvals and waivers from third parties required to be obtained to consummate the transactions contemplated by this Agreement shall have been obtained, except to the extent that failure to obtain such consents, approvals and waivers would not result in a Material Adverse Effect;

(c)           Purchaser and Seller shall have entered into the Transition Services Agreement;

(d)           the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

(e)           On the Closing Date, no action shall have been filed and still be pending in any court of competent jurisdiction in the United States of America or other (federal or state) governmental body asking for the issuance of an order, decree or ruling or taking any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

SECTION 6.2         Conditions to the Obligations of Purchaser Under this Agreement.  The obligations of Purchaser to purchase and pay for the Shares at the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)           all representations and warranties of Seller shall be true and correct in all material respects as of the date hereof (subject to Seller’s right to cure any inaccuracy or breach of any representation or warranty set forth herein) and at and as of the Closing, with the same force and effect as though made on and as of the Closing, except when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect;

(b)           Seller shall have caused Guarantor to duly execute and duly deliver to Purchaser the Guaranty and all representations and warranties of Guarantor shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing; and

(c)           Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to the Closing Date, except when any failure to so perform or comply would not result in a Material Adverse Effect.

SECTION 6.3         Conditions to the Obligations of Seller Under this Agreement.  The obligation of Seller to sell its Shares at the Closing is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)           all representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the date hereof (subject to Purchaser’s right to cure any inaccuracy or breach of any representation or warranty set forth herein) and at and as of the Closing, with the same force and effect as though made on and as of the Closing, except when any failure of a representation or warranty to be true and correct would not result in a Material Adverse Effect;

(b)           Purchaser shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it prior to the Closing Date, except when any failure to so perform or comply would not result in a Material Adverse Effect;

(c)           Seller and its Affiliates (other than the Company) shall have been unconditionally released from all obligations under any guaranty, security agreement or other instrument that secures any indebtedness of the Company or the Company’s Affiliates;

(d)           Purchaser purchasing from Seller at the Closing all of the issued and outstanding shares of common stock of Tenkiller Utility Company, an Oklahoma corporation, an Affiliate of Seller and the Company, pursuant to that certain Stock Purchase Agreement of even date herewith by and between the Parties; and

(e)           Seller shall have received the Purchase Price payable by Purchaser in accordance with Section 1.2.

ARTICLE VII
TERMINATION; AMENDMENT; WAIVER

SECTION 7.1         Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent executed by the Parties;

(b)           by Purchaser if there is an inaccuracy or breach of any representation, warranty or covenant of Seller set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by Seller of written notice of such breach and which breach results in or can reasonably be anticipated to result in a Material Adverse Effect; provided, however, that Purchaser’s right to terminate this Agreement in accordance with this Section 7.1(b) is subject to the notice requirement set forth in the first paragraph of Article II;

(c)           by Seller if there is an inaccuracy or breach of any representation, warranty or covenant of Purchaser set forth in this Agreement which breach has not been cured within thirty (30) days following receipt by Purchaser of written notice of such breach and which breach results in or can reasonably be anticipated to result in a Material Adverse Effect;

(d)           by Purchaser or Seller if any court of competent jurisdiction in the United States of America or other (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have not been terminated, dismissed, or otherwise vacated within six (6) months after being issued; or

(e)           nine (9) months after the Effective Date, without notice, unless waived by mutual written consent executed by the Parties.

SECTION 7.2         Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall thereafter become null and void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders, other than the provisions of Section 5.2, Article VIII and Article X.

SECTION 7.3         Amendment and Modification.  This Agreement may be amended, modified, terminated, rescinded, or supplemented only by written agreement of the Parties hereto.

SECTION 7.4         Extension; Waiver.  At any time prior to the Closing Date, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.

ARTICLE VIII
REMEDIES

SECTION 8.1         Remedies for Breach of Representations, Warranties and Covenants of Seller Before the Closing Date.  Upon execution of this Agreement through and including the Closing, the exclusive remedy for any material inaccuracy or breach of any representation, warranty or covenant in this Agreement by Seller shall be termination of this Agreement by Purchaser in accordance with and subject to Section 7.1(b); provided, if:  (a) all conditions to Closing set forth in Sections 6.1 and 6.3 shall have been satisfied, (b) Purchaser shall have satisfied all of its obligations under this Agreement, and (c) Seller fails to timely deliver the Transaction Documents, then Purchaser shall be entitled to terminate this Agreement and recover damages of not less than $1,000,000.00 from Seller, on which interest at the Borrowing Rate will accrue from the date of such failure.  Seller shall pay the applicable damages amount together with accrued interest in immediately available funds within twenty (20) days of the date of Seller’s failure to deliver the Transaction Documents.

SECTION 8.2         Indemnification by Seller.  Except as otherwise expressly provided in this Article VIII and subject to Section 8.5 and the other limitations stated in this Article VIII and Article IX, beginning immediately after the Closing and continuing for the applicable periods after the Closing Date provided in Article IX, Seller agrees to and shall defend, indemnify and hold harmless Purchaser from and against, and shall reimburse Purchaser for, each and every claim, action, demand, cost, expense, liability, penalty and other damage incurred by Purchaser, including, without limitation, reasonable attorney’s fees (collectively, a “Loss”), relating to, resulting from or arising out of, or any allegation by any third party of, the following:

(a)           any inaccuracy in any representation or warranty of Seller set forth in this Agreement; or

(b)           any breach or nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement.

With respect to matters not involving any judicial, administrative, arbitration, or investigatory proceeding or other proceeding, claim or controversy (collectively, a “Proceeding”) brought or asserted by third parties, within ten (10) days after notification from Purchaser supported by reasonable documentation setting forth the nature of the circumstances entitling Purchaser to indemnity hereunder, Seller, at no cost or expense to Purchaser, shall diligently commence resolution of such matters in a manner reasonably acceptable to Purchaser and shall diligently and timely prosecute such resolution to completion.  With respect to those claims that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling Purchaser to indemnity hereunder, Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If litigation or any other Proceeding is commenced or threatened by any third party for which Purchaser is entitled to indemnification under this Section 8.2, the provisions of Section 8.4 shall control.  Notwithstanding any provision contained herein to the contrary, if Seller disputes its liability in connection with any claim for indemnification under this Section 8.2, the Parties will submit the claim to arbitration under Section 8.8, and the provisions of Section 8.8 shall control.

SECTION 8.3         Indemnification by Purchaser.  Except as otherwise expressly provided in this Article VIII, Purchaser agrees to and shall defend, indemnify and hold harmless Seller from and against, and shall reimburse Seller for, each and every Loss, relating to, resulting from or arising out of, or any allegation by any third party of, the following:

(a)           any inaccuracy in any representation or warranty of Purchaser set forth in this Agreement;

(b)           any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser set forth in this Agreement; or

(c)           any Proceeding relating to events, conditions, operations, facts, circumstances or acts of Purchaser, the Company or any of their respective Affiliates which shall occur subsequent to the Closing Date.

With respect to matters not involving Proceedings brought or asserted by third parties, within ten (10) days after notification from Seller or the Company supported by reasonable documentation setting forth the nature of the circumstances entitling such party to indemnity hereunder, Purchaser, at no cost or expense to such party shall diligently commence resolution of such matters in a manner reasonably acceptable to such party and shall diligently and timely prosecute such resolution to completion.  With respect to those claims that may be satisfied by payment of a liquidated sum of money, Purchaser shall pay the amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.    If litigation or any other Proceeding is commenced or threatened by any third party for which Seller is entitled to indemnification under this Section 8.3, the provisions of Section 8.4 shall control.  Notwithstanding any provision contained herein to the contrary, if Purchaser disputes its liability in connection with any claim for indemnification under this Section 8.3, the Parties will submit the claim to arbitration under Section 8.8, and the provisions of Section 8.8 shall control.

SECTION 8.4         Notice and Defense of Third Party Claims.  If any Proceeding shall be brought or asserted by a third party against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the “Indemnifying Person”) pursuant to any Proceeding, the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall either assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable expenses, or notify the Indemnified Person of its election to tender its maximum liability, if limited, under this Agreement for such claim to the Indemnified Person in full and complete satisfaction and release of its obligation under Article VIII; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure.  In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this Article.  The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate.  The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article.  In the event that the Indemnifying Person, within twenty (20) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof.  Notwithstanding anything in this Article to the contrary, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, if the Indemnified Person withholds its consent to a settlement involving monetary consideration only, the Indemnifying Person may notify the Indemnified Person of its election to tender the monetary amount of the proposed settlement to the Indemnified Person in full and complete satisfaction and release of its obligation under Article VIII.

SECTION 8.5         Limitations of Liability.

(a)           An Indemnifying Person shall have no liability under this Article unless written notice of a claim for indemnity, or written notice of specific facts as to which an indemnifiable Loss is expected to be incurred, shall have been given within the applicable period provided in Article IX.

(b)           Notwithstanding any other provision of this Agreement to the contrary, the aggregate liability of Seller under this Agreement shall not exceed (i) with respect to breaches of any representations or warranties contained in Section 2.1, Section 2.2, Section 2.3 and Section 2.4, an amount equal, in the aggregate, to Forty Million Dollars ($40,000,000.00) USD or (ii) with respect to any of the other provisions of this Agreement, an amount equal, in the aggregate, to Six Million Dollars ($6,000,000.00) USD.

(c)           Notwithstanding any other provision of this Agreement to the contrary, Seller shall be liable for indemnification under this Agreement only to the extent that the amount of any indemnifiable Loss, individually or in the aggregate with all other such Losses covered by this Agreement, exceeds $600,000.00 (the “Basket”), and in such event, Seller shall be liable only for the amount of all such Losses that exceed the Basket; provided, however, that after the aggregate amount of all indemnifiable Losses exceeds the Basket, Seller shall not be liable for indemnification under this Article VIII unless and until the amount of the Loss with respect to any individual claim exceeds $50,000.00.

(d)           In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article, there shall be deducted (i) the value of any federal or state income tax benefits and (ii) the amount of any insurance recoveries, excluding any amounts which are in effect self-insured whether through retention amounts or otherwise, the Indemnified Person in fact receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose.  The Indemnified Person agrees to first make claim against any applicable insurance coverage, including, if applicable, the insurance coverage for the Company to seek recovery for any Loss, and the Indemnifying Person shall have the right to pursue such recovery against any such insurance coverage in the name of the insured.  Seller, Purchaser and the Company hereby mutually waive all express and/or implied subrogation rights, and assignment of such rights, against each other in regard to any such insurance claim. The above-required waivers shall also extend to all Affiliates and Subsidiaries of Seller, Purchaser, and the Company, and their respective officers, directors, agents, and employees.

(e)           Purchaser shall use commercially reasonable efforts to mitigate any Loss suffered, incurred or sustained by Purchaser arising out of any matter for which Purchaser is entitled to indemnification herein, upon Purchaser having obtained actual knowledge of such breach by Seller.  In the event that Purchaser shall fail to make such commercially reasonable efforts to mitigate such Loss, then notwithstanding anything else to the contrary contained herein, Seller shall not be required to indemnify Purchaser for any Loss that could reasonably be expected to have been avoided had Purchaser made such efforts.

(f)            In the event that (i) any condition set forth in Article VI is not satisfied, (ii) the failure of such condition to be satisfied is waived (in writing or as otherwise expressly provided in this Agreement)  by the Party or Parties entitled to the benefit of such condition, and (iii) the Parties nevertheless consummate the transactions contemplated by this Agreement at the Closing, then the Parties shall be deemed to have waived any claim for Loss or other relief only to the extent that such Loss or other relief relates solely and directly to such condition that was so waived.

(g)           NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY HERETO SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), OR TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW.  NEITHER PURCHASER, SELLER, THE COMPANY, NOR THEIR AFFILIATES, SUBSIDIARIES, OFFICERS, DIRECTORS, MANAGERS, MEMBERS, EMPLOYEES, AND AGENTS SHALL HAVE LIABILITY UNDER THIS AGREEMENT FOR ANY LOSS OR DAMAGE TO THE EXTENT CAUSED BY A RISK THAT IS INSURED OR REQUIRED TO BE INSURED UNDER THE TERMS OF THIS AGREEMENT AND EACH PARTY HEREBY WAIVES ANY SUCH CLAIMS FOR LOSS OR DAMAGE.

SECTION 8.6         Minimum Damages.  Notwithstanding the provisions contained in this Agreement to the contrary, the provisions of this Section 8.6 shall apply to the remedies available for any material inaccuracy or breach of any representation, warranty or covenant in this Agreement by Purchaser which would be cause for the termination of this Agreement by Seller in accordance with and subject to Article VII hereof.  In the event and only the event Seller terminates this Agreement as a result of a breach or default by Purchaser in accordance with Article VII, Purchaser and Seller agree that it would be impractical and extremely difficult to fix the actual damages resulting from such material inaccuracy or breach of any representation, warranty or covenant contained herein.  Purchaser and Seller therefore agree that after termination by Seller of this Agreement as a result of such a breach or default, Seller shall be entitled to recover damages for such breach or default, and it shall be conclusively presumed that a reasonable estimate of such damages as a result of all such breaches and defaults shall not be less than $1,000,000.00, on which interest at the Borrowing Rate will accrue from the date of the earliest such breach or default.  Purchaser will pay the applicable damages amount together with accrued interest in cash in immediately available funds within twenty (20) days of the date of termination of this Agreement by Seller as a result of such breach or default.

SECTION 8.7         Exclusive Remedies.

(a)           The remedies of the Parties specifically provided for by this Article shall be the sole and exclusive remedies of the Parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement, (other than a breach of the representations and warranties set forth in Section 2.7 (Financial Statements) insofar as Section 2.7 relates to accounts receivable and inventory, the sole remedy for which shall be the determination of Closing Net Worth under Section 1.6), (ii) the failure to perform any covenants, agreements or obligations contained in this Agreement, any Transaction Document or in any other agreement or document furnished or delivered pursuant hereto, or (iii) any Loss, relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to the operation of the Company prior to Closing, this Agreement or to any document furnished or delivered pursuant hereto.  Without limiting the generality of the foregoing, except with respect to such remedies specifically set forth herein, Purchaser hereby releases, waives, and agrees not to sue Seller or any of its Affiliates (“Seller’s Related Parties”) for any and all claims, causes of action, rights of contribution, cost recovery, losses, liabilities, suits, costs, fees, judgments or expenses which may now exist or which may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE SOLE, CONTRIBUTORY, PASSIVE OR PARTIAL NEGLIGENCE OR STRICT LIABILITY OF ANY OF SELLER’S RELATED PARTIES, in connection with (i) any material, waste or substance the use, collection, handling, presence, recycling, generation, treatment, storage, disposal, release or transportation of which is or may become regulated or controlled by any governmental authority or the improper management or disposal of which may affect human health or safety or the environment, or (ii) the compliance by the Company or any of its predecessors or any of their current or former real or personal property with applicable laws, regulations, orders or directives pertaining directly or indirectly to human health or safety or the environment, including without limitation, Environmental Laws.

(b)           Without limiting the generality of the foregoing provisions of Section 8.7(a), the Parties acknowledge and agree that, before the Closing Date, Section 8.1 provides the exclusive remedy for any material breach or inaccuracy of the representations, warranties and covenants of Seller contained in this Agreement.

(c)           Notwithstanding the foregoing provisions of Section 8.7(a) or Section 8.7(b) or anything to the contrary in this Agreement, the Parties shall retain the remedies available for any breach or failure to perform under the Transition Services Agreement, as provided in the Transition Services Agreement.

SECTION 8.8         Arbitration.

(a)           The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation.  Should such negotiations fail to resolve any dispute then the Parties agree to escalate such negotiations to their respective executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

(b)           Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation within thirty (30) days after delivery of the disputing Party’s notice (unless such time period is extended by mutual agreement of the Parties), shall be settled by arbitration in Dallas, Texas in accordance with the J.A.M.S/ENDISPUTE Comprehensive Arbitration Rules and Procedures for any claims alleging damages of greater than $250,000.00 and the Streamlined Arbitration Rules and Procedures for any claims alleging damages of $250,000.00 or less (“Endispute Rules”), as amended by this Agreement.  Any arbitrator appointed by J.A.M.S/ENDISPUTE shall be knowledgeable and experienced in the water and wastewater utility industries, including without limitation as to regulatory issues.  The costs of the arbitration proceeding, including the fees and expenses of the arbitrator, shall be shared equally by the Parties.  Each Party shall bear its own costs of preparing and presenting its case.  The Parties agree that this provision and the arbitrator’s authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. §§ 1-16 (the “USAA”), the provisions of this Agreement, Texas substantive law, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes.  The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

(c)           The arbitrator may decide a motion for summary disposition of claims or issues, either by agreement of all interested parties or at the request of one Party, provided other interested parties have reasonable notice to respond to the request.  The arbitrator shall not have the authority to determine claims over which a regulatory agency has exclusive jurisdiction. The arbitrator shall not be empowered to make awards or issue orders, nor shall any Party be entitled to receive same, except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides any damages that are barred by the “Limitation of Liability” Section of this Agreement or that includes any punitive or exemplary damages.  The arbitrator’s decision shall follow the plain meaning of this Agreement and shall be final, binding, and enforceable in a court of competent jurisdiction.  The arbitrator shall issue an award no later than sixty (60) days after the commencement of the arbitration hearing unless the Parties agree otherwise.  Each Party shall bear its own costs and attorneys’ fees and shall share equally in the fees and expenses of the arbitrator.

(d)           Notwithstanding the determination by the Parties to utilize arbitration as specified above for resolution of disputes arising out of or in connection with this Agreement, nothing herein shall preclude either Party from seeking and obtaining from a court of competent jurisdiction appropriate equitable relief, including without limitation a temporary restraining order or other injunctive relief,  to prevent a breach of this Agreement or to otherwise maintain the status quo pending outcome of any arbitration.

(e)           The Parties agree to keep all disputes arising under this Agreement confidential except as necessary in connection with a judicial challenge to or enforcement of an award or unless otherwise required by law or judicial decision.  The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

(f)            Should it become necessary to resort to court proceedings to enforce a Party’s compliance with the dispute resolution process set forth herein, and the court directs or otherwise requires compliance herewith, then all of the costs and expenses, including its reasonable attorneys fees, incurred by the Party requesting such enforcement shall be reimbursed by the non-complying Party to the requesting Party. Venue shall be deemed proper in the federal, state and county courts located in Dallas, Dallas County, Texas, and said courts shall have exclusive jurisdiction over any proceedings arising out of this Agreement.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 9.1         Survival of Representations, Warranties and Covenants.  The Parties hereto agree that their respective representations, warranties, covenants and indemnities contained in this Agreement shall survive, and any claim based upon any such representations, warranties, covenants and indemnities shall only be commenced within one (1) year after the Closing Date; except for (a) representations, warranties, covenants and indemnities contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.9, Section 2.18, Section 3.1 and Section 3.2, which shall survive and a claim may only be commenced within two (2) years after the Closing Date and (b) representations and warranties contained in Section 2.12, which shall survive and a claim may be commenced within three (3) years after the Closing Date.

ARTICLE X
FORCE MAJEURE

SECTION 10.1       Force Majeure.  No Party shall be liable to the other Party, its Subsidiaries, Affiliates, or any other Person in privity with such other Party, its Subsidiaries or Affiliates, for any delays or damage or any failure to act hereunder (other than the failure to pay money) that may be due, occasioned, or caused by reason of any laws, rules, regulations, or orders promulgated by any federal, state, or local governmental agency or any court of law or by the rules, regulations, or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated hereunder, or due, occasioned, or caused, directly or indirectly, by strikes, attacks of terrorists, wars (declared or undeclared), insurrections, civil unrests, hostilities, action of the elements, weather or water conditions, inability to obtain critical materials or supplies, or any other cause beyond the control of the non-performing Party.  In the event of the occurrence of any of the foregoing, the obligations of the non-performing Party shall be suspended during the continuance of any such event or condition, and the time permitted for performance under this Agreement shall be extended for a period of time equal to the period of such suspension.

SECTION 10.2       Termination Upon Extended Force Majeure.  In the event that either Party cannot perform its obligations hereunder for a period of ninety (90) consecutive days due to an event of Force Majeure, the Parties will meet promptly to endeavor to reach a mutual agreement on the course of action to be taken.  If the Parties cannot mutually agree on such course of action, the non-affected Party may, at its sole option, serve notice terminating this Agreement, effective upon the receipt of such notice by the affected Party.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1       Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

SECTION 11.2       Brokers and Finders.  Except for A.G. Edwards & Sons, Inc., all negotiations on behalf of Purchaser and Seller relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Purchaser or Seller for financial advisory fees, brokerage or commission fees, finder’s fees or other like payment in connection with the consummation of the transactions contemplated hereby.

SECTION 11.3       Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

SECTION 11.4       Amendment and Modification.  This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the Parties hereto.

SECTION 11.5       Waiver; Consents.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party affected thereby only by a written instrument signed by the Party granting such waiver.  No waiver, or failure to insist upon strict compliance, by any Party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement.  Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

SECTION 11.6       Further Assurances.  From time to time, Purchaser and Seller shall execute and deliver such further agreements, documents, certificates and other instruments and shall take or cause to be taken such other actions as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

SECTION 11.7       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

SECTION 11.8       Notices.  All notices, requests, claims,  demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person,  by cable, telecopy or telex, or by registered or certified mail  (postage prepaid, return receipt requested), to the respective Parties as follows:

if to Purchaser:

Mr. Peter J. Moerbeek
Mr. Richard Shields
Southwest Water Company
One Wilshire Building
624 S. Grand Ave., Ste. 2900
Los Angeles, CA 90017
Telecopy No. (213) 929-1888

with a copy (which shall not constitute notice) to:

Mr. Michael W. Wood
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th floor
Houston, Texas 77002
Telecopy No. (713) 236-0822

if to Seller:

Mr. Charles W. Wolcott
Mr. Marc A. Simpson
c/o Tecon Water Holdings, L.P.
4144 N. Central Expressway
Suite 900
Dallas, Texas 75204
Telecopy No. (214) 647-2120

and

Robert V. Hardwick, Esq.
c/o Tecon Water Holdings, L.P.
4144 N. Central Expressway
Suite 900
Dallas, Texas 75204
Telecopy No. (214) 647-2120

with a copy (which shall not constitute notice) to:

Brad B. Hawley, Esq.
C. Brian Cassidy, Esq.
Jerald W. Epps, Esq.
Locke Liddell & Sapp LLP
100 Congress Avenue, Suite 300
Austin, Texas 78701
Telecopy No. (512) 305-4800

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 11.9       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 11.10     Jurisdiction and Venue.  Any process against Purchaser or Seller in or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 11.8 with the same effect as though served on it or him personally.  Purchaser and Seller hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of a United States District Court for the Northern District of Texas, Dallas Division or any court of the State of Texas located in Dallas County and irrevocably waive any and all objections to jurisdiction and review or venue that they may have under the laws of Texas or the United States.

SECTION 11.11     Descriptive Headings.  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 11.12     Parties in Interest; No Third-Party Beneficiary.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 11.13     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 11.14     Incorporation by Reference.  Any and all Schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

SECTION 11.15     Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

(a)           “Affiliate” means, with respect to any person or other entity, any person or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or other entity in question.  For the purposes of this definition and the definition of Subsidiary, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any person or other entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or other entity, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.  All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

(c)           “GAAP” means generally accepted accounting principles, applied on a basis consistent with TWCLP’s Financial Statements as of, and for the year ended, December 31, 2003.

(d)           “Guarantor” means Tecon Corporation, a Nevada corporation.

(e)           “Guaranty” means that certain guaranty in the form attached hereto as Exhibit D, to be duly executed by Guarantor and duly delivered by Seller to Purchaser at Closing.

(f)            “Knowledge” or “known” means when used with reference to Seller or the Company, that Seller or such Company shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter only if the General Manager of the Company, John McClellan, has current, actual knowledge of such fact or other matter.

(g)           “Material Adverse Effect” means any adverse change in the financial condition, results of operations or business of the Company and its Subsidiaries, from the date of this Agreement or such other date specified, singularly or in the aggregate, of more than One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00); provided however, that for purposes of determining whether there shall have been any Material Adverse Effect, the following changes or developments shall not apply:  (i) changes or developments in general economic conditions that do not adversely affect the Company and its Subsidiaries or the Regulated Business, as the case may be, relative to other similarly situated persons, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein, (iii) changes or developments in the industries in which the Company and its Subsidiaries or the Regulated Business, as the case may be, operate that generally affect all persons in such industries and do not adversely affect the Company and its Subsidiaries or the Regulated Business, as the case may be, relative to other similarly situated persons, (iv) changes or developments in markets or commodity prices that generally affect all entities and do not adversely affect the Company and its Subsidiaries or the Regulated Business, as the case may be, relative to other similarly situated persons, (v) changes or developments arising out of the adoption, amendment or issuance, after the date hereof, of any law, rule, regulation, ruling, order or decree, or any new interpretation, after the date hereof, of any of the foregoing, by any governmental entity, that generally affects all persons and do not adversely affect the Company and its Subsidiaries or the Regulated Business, as the case may be, relative to other similarly situated persons, (vi) changes, after the date hereof, in any tax laws or regulations or applicable accounting principles that generally affect all persons and do not adversely affect the Company and its Subsidiaries or the Regulated Business, as the case may be, relative to other similarly situated persons, or (vii) changes or developments arising from any failure to consummate the transactions contemplated by this Agreement, or otherwise resulting from or relating to the taking of any action contemplated by this Agreement.

(h)           “Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such entity, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

(i)            “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any governmental authority, or any other entity.

(j)            “Regulated Business” means the private water and wastewater utility operations and business as regulated by governmental authorities including TCEQ, and includes the regulated business of the Company and its Subsidiaries.

(k)           “Returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term “Return” means any one of the foregoing Returns.

(l)            “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person is able to meet its obligations as those obligations mature, and (c) such Person is not engaged in business or a transaction for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(m)          “Subsidiary” means, when used with reference to an entity, any corporation, partnership or limited liability company, a majority of the outstanding voting securities, partnership interests or membership interests of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which such entity currently has, directly or indirectly, any controlling equity interest.

(n)           “Taxes” means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereof, and the term “Tax” means any one of the foregoing Taxes.

(o)           “TCEQ” means Texas Commission on Environmental Quality.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

SELLER:

TECON WATER HOLDINGS, L.P., a Texas limited partnership

By:	TWC General, Inc.,
a Nevada corporation
General Partner

	By:	/s/ C.W. WOLCOTT
	Name:	C.W. Wolcott
	Title:	President & CEO

PURCHASER:

SOUTHWEST WATER COMPANY, a Delaware corporation

By:	/s/ ANTON C. GARNIER
Name:	Anton C. Garnier
Title:	CEO

EXHIBIT A

THE COMPANY

1.             Tecon Water Companies, Inc., a Texas corporation

1

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

TO BE NEGOTIATED AND ATTACHED WITHIN TEN (10) DAYS FROM THE EFFECTIVE DATE

1

EXHIBIT C

ENVIRONMENTAL LAWS

1.             Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

2.             Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”)

3.             Clean Water Act, 33 U.S.C. §§ 1251 et seq.

4.             Clean Air Act, 42 U.S.C. §§ 7401 et seq.

5.             Toxic Substances Control Act, 26 U.S.C. §§ 2601 et seq.

1

EXHIBIT D

FORM OF GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of                   , 2004, is by TECON CORPORATION (“Guarantor”), for the benefit of SOUTHWEST WATER COMPANY (“Purchaser”), and its successors and assigns.

Recitals

A.            Tecon Water Holdings, L.P. (“Seller”), is a subsidiary (as defined in the Stock Purchase Agreement defined below) of Guarantor.

B.            Under the Stock Purchase Agreement, dated as of April 30, 2004 (the “Stock Purchase Agreement”), by and among Seller and Purchaser, Seller has agreed to sell and convey to Purchaser, and Purchaser has agreed to purchase from Seller, the Shares (as defined in the Stock Purchase Agreement).

C.            Guarantor will derive a substantial benefit from the sale by Seller of the Shares.

D.            Capitalized terms used in this Guaranty, but not defined herein, shall have the meanings given to such terms in the Stock Purchase Agreement.

NOW, THEREFORE, Guarantor covenants and agrees with Purchaser as follows:

1.             Guaranty.  Subject to Section 8 hereof and the provisions in the Stock Purchase Agreement limiting Seller’s liabilities thereunder which shall also be applicable to Guarantor, Guarantor hereby irrevocably and unconditionally guarantees the full, complete and timely performance by Seller of Seller’s obligations under the Stock Purchase Agreement after Closing resulting from Seller’s breach of any of the representations and warranties of Seller provided in Article II of the Stock Purchase Agreement or any payment obligations of Seller under Section 1.6(f) of the Stock Purchase Agreement resulting from final adjudication of the Rate Case (as defined in the Stock Purchase Agreement) after the Closing.  This Guaranty is a guaranty of payment, and not of collection only.

2.             Representations and Warranties.  Guarantor represents and warrants to Purchaser that the following are true and correct as of the date hereof and will be true and correct at the time of the Closing:

(a)           Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.

(b)           Guarantor has full power and authority (including full corporate power and authority and all necessary board approvals) to execute and deliver this Guaranty and to perform its obligations hereunder.  This Guaranty constitutes the valid and legally binding obligation of

1

Guarantor, enforceable against Guarantor in accordance with its terms and conditions except as may be limited by or subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(c)           Neither the execution and the delivery of this Guaranty, nor the performance by Guarantor of its obligations hereunder, will in any material respect violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any governmental authority to which Guarantor is subject, or any provision of its charter or bylaws or any material agreement or instrument to which Guarantor is a party.  Guarantor is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any governmental authority or any other Person to perform its obligations under this Guaranty.

(d)           Guarantor is and shall continue to be, until such time as the survival period for Seller’s representations and warranties provided in Article IX of the Stock Purchase Agreement have expired, a financially viable entity with capitalization and tangible net worth sufficient to discharge Guarantor’s obligations hereunder.

3.             Guarantor’s Obligations Unconditional.  To the fullest extent permitted by Applicable Laws and subject to Section 8 hereof, the obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by any of the following, any of which may be taken without the consent of, or notice to, Guarantor:

(a)           any amendment, modification, addition, supplement, extension or acceleration of or to any part of the Stock Purchase Agreement;

(b)           any exercise or non-exercise by Purchaser of any right or privilege under the Stock Purchase Agreement;

(c)           any bankruptcy, insolvency, reorganization, dissolution, liquidation or other similar proceeding relating to Seller or any Affiliate of Seller or Guarantor; or

(d)           the existence of any facts or circumstances that cause (or result in) any of the representations or warranties of Seller under the Stock Purchase Agreement to be (or being) inaccurate as of the date of closing thereunder.

4.             Independent Obligations.  The obligations of Guarantor hereunder are independent of the obligations of Seller and, to the fullest extent permitted by Applicable Laws, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor, whether or not Seller is joined therein or a separate action or actions are brought against Seller.  All remedies of Purchaser are cumulative.  Notwithstanding the foregoing, the obligations guaranteed by Guarantor hereunder shall be subject to the outcome of arbitration proceedings between Seller and Purchaser under the Stock Purchase Agreement, and Purchaser may not proceed hereunder until a final decision of the arbitrator has been rendered.  Any final decision by the arbitrator shall be final and binding on Guarantor and Purchaser for purposes hereof.

2

5.             Waiver.  Guarantor unconditionally waives:

(a)           any demand, protest or notice as the same pertains to Seller;

(b)           any right to require Purchaser to proceed against Seller or to exhaust any security held by Purchaser or to pursue any other remedy;

(c)           any defense based upon an election of remedies by Purchaser, unless the same would excuse performance by Seller under the Stock Purchase Agreement; and

(d)           any duty of Purchaser to advise Guarantor of any information known to Purchaser regarding Seller or its ability to perform under the Stock Purchase Agreement.

6.             Reinstatement.  The obligations of Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Seller or any other Person in respect of the obligations that is entitled to the benefits of the guaranty contained in Section 1 is rescinded or must be otherwise restored by any holder of any of such obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantor agrees that it will indemnify Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by any such party in connection with such rescission or restoration, including for any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

7.             Subrogation; Subordination.  Guarantor agrees that until the indefeasible payment and satisfaction in full of all obligations that are entitled to the benefits of the guaranty contained in Section 1:

(a)           it shall not exercise any right or remedy arising by reason of any performance by it of its guaranty contained in said Section 1, whether by subrogation or otherwise, against Seller; and

(b)           all obligations from time to time owing from Seller to Guarantor, of any kind or nature whatsoever and whenever arising (including but not limited to those of the character described in the foregoing clause (a)), shall be subject and subordinate to the prior payment in full, in cash, of the then due and payable obligations of Seller that are entitled to the benefits of the guaranty contained in Section 1 hereof.

8.             Continuing Limited Guaranty.  Guarantor’s obligations under Section 1 of this Guaranty constitute a continuing guaranty and shall continue in full force and effect until such time as Seller’s obligations under the Stock Purchase Agreement shall have been extinguished pursuant to the terms of the Stock Purchase Agreement.  Upon the occurrence of the event described in the immediately preceding sentence of this Section 8, this Guaranty and all of Guarantor’s obligations hereunder shall terminate and expire.  Purchaser acknowledges and agrees that, except as provided in this Guaranty, Guarantor shall have no liability for any other obligations of Seller under the Stock Purchase Agreement or any documents executed in connection therewith, and acknowledges and agrees that Guarantor’s obligations hereunder are

3

subject to the same damage limitation of liabilities as Seller is afforded under the Stock Purchase Agreement.

9.             Third Parties.  This Guaranty shall not confer upon any Person other than Purchaser and its successors or permitted assigns any rights or remedies hereunder, and no Person, other than Purchaser, its successors or permitted assigns, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

10.           Successors and Assigns.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.           Notices.  All notices shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, or telecopy to the appropriate address or number as set forth below:

Notices to Guarantor shall be addressed as follows:

Mr. Charles W. Wolcott

Mr. Marc A. Simpson

c/o Tecon Corporation

4144 N. Central Expressway

Suite 900

Dallas, Texas  75204

Telecopy No. (214) 647-2120

and

Robert V. Hardwick, Esq.

c/o Tecon Corporation

4144 N. Central Expressway

Suite 900

Dallas, Texas  75204

Telecopy No. (214) 647-2120

with a copy (which shall not constitute notice) to:

Brad B. Hawley, Esq.

C. Brian Cassidy, Esq.

Jerald W. Epps, Esq.

Locke Liddell & Sapp LLP

100 Congress Avenue, Suite 300

Austin, Texas  78701

Telecopy No. (512) 305-4800

or at such other address and to the attention of such other person as Guarantor or Seller may designate by written notice to Purchaser.

4

Notices to Purchaser shall be addressed as follows:

Mr. Peter J. Moerbeek

Mr. Richard Shields

Southwest Water Company

One Wilshire Building

624 S. Grand Ave., Ste. 2900

Los Angeles, CA 90017

Telecopy No. (213) 929-1888

with a copy (which shall not constitute notice) to:

Mr. Michael W. Wood

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th floor

Houston, Texas 77002

Telecopy No. (713) 236-0822

or at such other address and to the attention of such other person as Purchaser may designate by written notice to Guarantor or Seller.

Notice given by overnight delivery or mail shall be effective upon actual receipt.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices by telecopier shall be confirmed by the party giving such notice promptly after transmission in writing by certified mail or overnight delivery to the recipient party.

12.           Governing Law.  This Guaranty and the rights and obligations of Guarantor hereunder shall be governed, enforced and interpreted in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Either of Purchaser or Guarantor may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between Purchaser and Guarantor irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the second sentence of this Section 12 may be served on Guarantor anywhere in the world.  Each of Purchaser or Guarantor (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.           Amendments and Waivers.  This Guaranty may not be modified or amended except by an instrument or instruments in writing signed by Purchaser and Guarantor.  Purchaser may waive compliance by Guarantor with any term or provision of this Guaranty on the part of Guarantor to be performed or complied with, only by an instrument in writing.  Any waiver by

5

Purchaser of a breach of any term or provision of this Guaranty shall not be construed as a waiver of any subsequent breach.

14.           Severability.  If any term or other provision of this Guaranty shall be held invalid, illegal or incapable of being enforced by any Applicable Laws or public policy by a court of competent jurisdiction, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Purchaser.  Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Guaranty so as to give effect to the original intent of Purchaser and Guarantor as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.           Entire Agreement.  This Guaranty contains the entire agreement with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations or warranties between Purchaser and Guarantor.

16.           Interpretation and Rules of Construction.  This Guaranty shall not be construed against either Purchaser or Guarantor, and no consideration shall be given or presumption made, on the basis of who drafted this Guaranty or any particular provision hereof or who supplied the form of Guaranty.  In construing this Guaranty:

(i)                  examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii)                 the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(iii)                a defined term has its defined meaning throughout this Guaranty regardless of whether it appears before or after the place where it is defined; and

(iv)               the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(remainder of this page intentionally left blank)

6

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

TECON CORPORATION, a Nevada corporation

By:
Name:
Title:

7

STOCK PURCHASE AGREEMENT BY AND BETWEEN

TECON WATER HOLDINGS, L.P.,

AND

SOUTHWEST WATER COMPANY

DATED April 30, 2004

General Terms:

1.             Any terms used in these disclosure schedules (the “Disclosure Schedules”) but not defined herein shall have the same meanings ascribed thereto in the Stock Purchase Agreement, executed the date hereof, by and between Tecon Water Holdings, L.P., a Texas limited partnership and Southwest Water Company, a Delaware corporation, of which these Disclosure Schedules are a part.

2.             Any disclosures contained in these Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document.

3.             No disclosure of any matter contained in these Disclosure Schedules shall create an implication that such matter meets any standard of materiality.

4.             The headings contained in these Disclosure Schedules are for reference only and shall not affect in any way the meaning or interpretation of these Disclosure Schedules.

5.             For the purposes of these Disclosure Schedules, any information, item or other disclosure set forth in any Disclosure Schedule shall be deemed to have been set forth in all other applicable Disclosure Schedules, provided the relevance of such disclosure is reasonably apparent.  Cross references are noted for purposes of convenience of reference only.

1

SCHEDULE 1.1

PURCHASE OF SHARES

The current ownership of the authorized and outstanding capital stock of the Company is set forth in the following table.  Seller owns all issued and outstanding capital stock of the Company.

Corporation	Owner and Holder	Number of Shares

Tecon Water Companies, Inc.	Tecon Water Holdings, L.P.	1,000

1

SCHEDULE 1.5

PURCHASE PRICE ALLOCATION

Allocation of Purchase Price and Assumed Debt:

Cash	$
Actively traded securities
Accounts receivable
Inventory
Plant and equipment	27,000,000.00

Goodwill	36,943,295.00	(reduced by the amounts for Cash,
		Securities, Accounts Receivable, Inventory and any Purchase Price adjustments)

Purchase Price and Assumed Debt	$63,943,295.00

1

SCHEDULE 1.6(e)

EXAMPLE OF CLOSING NET WORTH

Tecon Water Companies, Inc. and Subsidiaries

Closing Net Worth Calculation

December 31, 2003

	Per Books	Adjustments		Per Calculation
Cash and equivalents	$(58,596)			$(58,596)
Accounts receivable	1,230,693			1,230,693
Reserve for bad debt	(49,234)			(49,234)
Prepaid expenses	615,745			615,745
Inventory, plant & equipment	43,442,583			43,442,583
Accumulated depreciation	(16,191,337)	405,366	(a)	(15,785,971)
OTAS - CoBank Investment	55,836			55,836
OTAS - Goodwill	758,976	(758,976	)(a)	—
OTAS - Scouting	1,129,888	(1,129,888	)(a)	—
OTAS - Other	(17,117)			(17,117)
OTAS - Interco (Mktng Tech)	859,233	(859,233	)(b)	—
Intercompany receivable	452,484	(452,484	)(b)	—
Total assets	32,229,154	(2,795,215)		29,433,939

Accounts payable	381,070			381,070
Accrued interest	89,787			89,787
Accrued participation	108,278	(108,278	)(c)	—
Taxes payable	312,209			312,209
Notes payable	16,585,965			16,585,965
Customer deposits	655,737			655,737
Other liabilities-Def Tax Liab	1,042,191	(1,042,191	)(d)	—
Other liabilities	54,844			54,844
Total liabilities	19,230,081	(1,150,469)		18,079,612

Closing Net Worth	$12,999,073	$(1,644,746)		$11,354,327 (*)

(a)          To eliminate scouting/goodwill costs and related amortization

(b)          To eliminate intercompany balances which do not transfer to buyer

(c)           To eliminate accrued participation which does not transfer to buyer

(d)          To eliminate deferred tax liability which does not transfer to buyer

(*)          Net Worth Threshold

1

SCHEDULE 2.1(a)

QUALIFICATION

None.

1

SCHEDULE 2.1(b)

SUBSIDIARIES

1.             Texas Water Services Group, LLC, a Texas limited liability company

2.             Tecon Water Company, L.P., a Texas limited partnership

3.             TWC Utility Company, L.L.C., a Texas limited liability company

1

SCHEDULE 2.2(a)

CAPITALIZATION

The authorized and outstanding capital stock of the Company is set forth in the following table.  Seller owns all issued and outstanding capital stock of the Company.

Corporation	Authorized Shares	Shares Outstanding

Tecon Water Companies, Inc.	1,000	1,000

1

SCHEDULE 2.5

NO VIOLATION

1.             Consent to sale of the Shares from the holder of the indebtedness under that certain Master Loan Agreement between Tecon Water Company, L.P. and CoBank, ACB dated May 1, 2002, as amended by that certain Amendment to Master Loan Agreement dated July 29, 2003.

1

SCHEDULE 2.6(i)

CONSENTS AND APPROVALS

1.             Consent to sale of the Shares from the holder of the indebtedness under that certain Master Loan Agreement between Tecon Water Company, L.P. and CoBank, ACB dated May 1, 2002, as amended by that certain Amendment to Master Loan Agreement dated July 29, 2003.

1

SCHEDULE 2.6(ii)

REQUIRED REGULATORY APPROVALS

The following shall constitute the “Required Regulatory Approvals” as defined in Section 2.6 of the Agreement:

1.             If required by applicable law, adoption of findings and determinations by the Texas Commission on Environmental Quality (“TCEQ”) approving this Agreement and the sale and purchase of the Shares, and the business in accordance with the terms hereof.

1

SCHEDULE 2.7

AUDITED FINANCIAL STATEMENTS

See Attached.

SCHEDULE 2.9

ABSENCE OF CHANGES

None.

1

SCHEDULE 2.10

LITIGATION

1.             Cause No. 2002-33563;  Radmer, et al. v. Tecon Water Company, L.P., et al.; 125th District Court, Harris County, Texas.  Suit filed on July 2, 2002, alleging that various persons became ill after exposure to contamination and/or pollution from the defendant’s water system at Decker Hills Subdivision in Montgomery County, Texas.  Suit has been dismissed, but plaintiffs or others may file suit again in the future.

2.             The Rate Case and other proceedings referred to in Schedule 2.24 of this Agreement.

3.             Docket No. 2004-0117-MLM-E.  Enforcement action filed by the TCEQ regarding Cherokee Shores and other facilities.

1

SCHEDULE 2.11

COMPLIANCE WITH APPLICABLE LAWS

None.

1

SCHEDULE 2.12

TAX MATTERS

None.

1

SCHEDULE 2.16

EMPLOYMENT MATTERS

None.

1

SCHEDULE 2.17

PATENTS, TRADEMARKS AND COPYRIGHTS

Included Intellectual Property

1.             Common law trademarks

Retained Intellectual Property

1.             Any and all Trademarks (registered or unregistered) in the following words as used in association with the operations of Seller’s or any of its Affiliates’ business:

Tecon

Tecon Water

Infringements

1.             None

1

SCHEDULE 2.18

ENVIRONMENTAL COMPLIANCE

None.

1

SCHEDULE 2.20

TITLED PROPERTIES AND ENCUMBRANCES

1.                                       Liens securing indebtedness under that certain Master Loan Agreement between Tecon Water Company, L.P. and CoBank, ACB dated May 1, 2002, as amended by that certain Amendment to Master Loan Agreement dated July 29, 2003.

1

SCHEDULE 2.21

INSURANCE

None.

1

SCHEDULE 2.22

CONDEMNATION

None.

1

SCHEDULE 2.23

PERMITS AND LICENSES

None.

1

SCHEDULE 2.24

TARIFFS

Tariffs applicable to the business of the Company:

On June 26, 2003, Tecon Water Company, L.P. filed with the TCEQ an application to increase water and wastewater rates under Docket Nos. 2003-1350-UCR, 2003-1351-UCR, 2003-1592-UCR and 2003-0093-UCR (collectively, the “Rate Case”).  The water and wastewater rates under the Rate Case were implemented as bonded interim rates on August 8, 2003.  The TCEQ has not entered a Final Order with respect to the Rate Case, and the interim rates are subject to change retroactively upon entry of a Final Order.

1.             Tariff for water pursuant to the Order of the TCEQ in Application of Tecon Water Company, L.P., Docket No. 2001-1079-UCR, dated April 15, 2002.

2.             Tariff for sewer pursuant to the Order of the TCEQ in Application of Tecon Water Company, L.P., Docket No. 2001-1080-UCR, dated April 15, 2002.

1

SCHEDULE 2.25

AGREEMENTS, CONTRACTS AND COMMITMENTS

1.             Indebtedness under that certain Master Loan Agreement between Tecon Water Company, L.P. and CoBank, ACB dated May 1, 2002, as amended by that certain Amendment to Master Loan Agreement dated July 29, 2003.

2.             Amberton Tower Lease (Office Lease), Dallas, Texas, from Tecon Water Company, L.P. (to be assigned and assumed by an Affiliate of Seller on or before Closing).

3.             Agreements with Developers (agreements to provide utility service):

a.             Aurora Vista Investors – May 14, 1998;

b.             Blue Grass Estates, L.L.P. – August 1, 2000

c.             Blue Grass Estates, L.L.P. – March 23, 2001

d.             Rayford DW Investments, LTD – March 21, 2003 (Hidden Lake Estates)

e.             DDCHLE, L.P. – August 26, 2002 (Hidden Lake Estates)

f.              Lake Point Ranch, Ltd. – July 2, 2002

g.             Markum Ranch, LLP – September 11, 2002

h.             South Corridor Park, Ltd., Indian Paintbrush, Ltd. and John Carl Daywood – September 7, 2001

i.              South Corridor Park, Ltd. – September 28, 2001

j.              J.C.D. Diversified, Inc., Trustee (unsigned)

k.             Park 35 South, Ltd. – January 7, 2002

l.              J.C.E.F., Ltd. – January 22, 2001

m.            R & P Joint Ventures, L.L.C. – November 22, 2000

4.             Contract with Southwest Fluid Products, Inc. for expansion of Cherokee Shores wastewater treatment plant.

5.             Asset Purchase Agreement dated July 30, 2003 between Participation Development Corp. (Texas), Inc., as Seller, and Tecon Water Company, L.P., as Purchaser.

6.             Agreement to provide water and sewer service to all lots in Sections I and J of Holiday Villages of Livingston Subdivision, San Jacinto County, Texas, and to provide water service to all lots in Block 6, Lake Granbury Estates Section of Oak Trail Shores Subdivision, Hood County, Texas, which areas are shown on currently unrecorded plats.

1

SCHEDULE 2.27

MATERIAL ASSETS

Title to up to eighty-five (85) vehicles and various trailers and other pieces of heavy equipment utilized in the Company’s business is held in the names of other Affiliates of Seller, and shall be transferred to the Company or other Subsidiaries of the Company at or prior to Closing.

1

SCHEDULE 4.2

INTERIM TRANSACTIONS

(c)           AFFILIATE TRANSACTIONS:

1.             Assignment of Amberton Tower Lease (Office Lease), Dallas, Texas, from Tecon Water Company, L.P., to an Affiliate of Seller.

2.             Agreements with Developers referenced in Schedule 2.25.

3.             Consummation of the purchase of the “Pinnacle” water and sewer utility systems under that certain Asset Purchase Agreement dated July 30, 2003 between Participation Development Corp. (Texas), Inc., as Seller, and Tecon Water Company, L.P., as Purchaser.

1